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                                                                  EXHIBIT (c)(4)

                         ALLIANCE FUND SERVICES, INC.

                     SHAREHOLDER INQUIRY AGENCY AGREEMENT

            AGREEMENT, dated as of March 27, 1996, between The Southern Africa Fund, Inc., a Maryland Corporation and a closed-end investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940 (the "Investment Company Act"), having its principal place of business at 1345 Avenue of Americas, New York, New York 10105 (the "Fund"), and ALLIANCE FUND SERVICES, INC., a Delaware corporation, having its principal place of business at 500 Plaza Drive, Secaucus, New Jersey 07094 ("Fund Services").

            WHEREAS, Fund Services has agreed to act as shareholder inquiry agent to the Fund for the purpose of responding to telephone inquiries concerning the Fund and matters relating thereto from Shareholders and others;

            NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the parties do hereby agree as follows:

            SECTION 1. Upon the terms set forth in this Agreement, the Fund hereby appoints Fund Services as its shareholder inquiry agent, and Fund Services agrees to act in that capacity. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in
SECTION 10.

            SECTION 2.

            (a) As shareholder inquiry agent hereunder, Fund Services shall respond to telephone inquiries concerning the Fund and matters relating thereto from Shareholders and others.

            (b) In responding to the inquiries referred to in SECTION 2(a), Fund Services shall be limited to providing information that is otherwise publicly available.

            (c) With respect to any inquiries that Fund Services is unable to respond to or which are beyond the scope of its services under this Agreement, to the extent reasonable under the circumstances, Fund Services shall direct such inquiries to the appropriate person.

            SECTION 3. The Fund shall provide Fund services with copies of any materials relating to the Fund that are reasonably requested by Fund Services for the purposes of performing its services under this Agreement.

            SECTION 4. Upon the declaration of each dividend and each capital gains distribution by the Fund's Directors, the Fund shall notify Fund Services of the date of such declaration, the
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amount payable per Share, the record date for determining the Shareholders entitled to payment, the payment and the reinvestment date price.

                   SECTION 5. Nothing contained in this Agreement is intended to or shall require Fund Services to perform any functions or duties on any day other than a Business Day. Functions or duties normally scheduled to be performed on any day which is not a Business Day shall be performed on, and as of, the next Business Day, unless otherwise required by law.

                   SECTION 6. For the services rendered by Fund Services as described above, the Fund shall pay to Fund Services a fee at a rate to be mutually agreed upon from time to time, provided that in no event shall the fee be more than the cost to Fund Services of providing such services.

                   SECTION 7. Fund Services shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Fund or any Shareholder, excluding taxes assessed against Fund Services for compensation received by it hereunder.

                   SECTION 8.

                    (a) Fund Services shall at all times act in good faith and with reasonable care in performing the services to be provided by it under this Agreement, but shall not be liable for any loss or damage unless such loss or damage is caused by the negligence, bad faith or willful misconduct of Fund Services or its employees or agents.

                    (b) Without limiting the foregoing:

                         (i) Fund Services may rely upon the statements and
instructions of Fund officers and advice of the Fund or counsel to the Fund or Fund Services. Fund Services shall not be liable for any action taken in good faith reliance upon such instructions or advice;

                        (ii) Fund Services shall not be liable for any action reasonably taken in good faith reliance upon any such instructions or advice or upon a certified copy of any resolution of the Fund's Directors. Fund Services may rely upon the genuineness of any document, or copy thereof, reasonably believed by Fund Services in good faith to have been validly executed;

                       (iii) Fund Services may rely, and shall be protected by the Fund in acting, upon any signature, instruction, request, opinion of counsel, statement, report, notice or other

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document reasonably believed by it in good faith to be genuine and to have been duly signed or presented on behalf of the Fund.

                  (c) The Fund shall indemnify Fund Services and hold it harmless from any and all losses, costs, damages, liabilities and expenses, including reasonable expenses of counsel, incurred by it resulting from any claim, demand, action or suit in connection with the performance of its duties hereunder, including any error, omission, inaccuracy or other deficiency contained in materials provided to Fund Services by the Fund, or as a result of acting upon any instruction reasonably believed by it to have been properly given by a duly authorized officer of the Fund, or out of the failure of the Fund to provide any information in the Fund's possession needed by Fund Services to knowledgeably perform its functions; provided the Fund shall have no obligation to indemnify Fund Services or hold it harmless with respect to any expenses, damages, claims, suits, liabilities, actions, demands or losses caused directly or indirectly by acts or omissions of Fund Services, and provided that this indemnification shall not apply to actions or omissions of Fund Services in cases of its own bad faith, willful misconduct or negligence, and provided further that if in any case the Fund may be asked to indemnify or hold Fund Services harmless pursuant to this Section, the Fund shall have been fully and promptly advised by Fund Services of all material facts concerning the situation in question. The Fund shall have the option to defend Fund Services against any claim which may be the subject of this indemnification, and in the event that the Fund so elects, it will so notify Fund Services, and thereupon the Fund shall retain competent counsel to undertake defense of the claim, and Fund Services shall in such situations incur no further legal or other expenses for which it may seek indemnification under this Section.


                  SECTION 9. This Agreement may be amended from time to time by a written supplemental agreement executed by the Fund and Fund Services and without notice to or approval of the Shareholders; provided this Agreement may not be amended in any manner which would substantially increase the Fund's obligations hereunder unless the amendment is first approved by the Fund's Directors, including a majority of the Directors who are not a party to this Agreement or interested persons of any such party, at a meeting called for such purpose, and thereafter is approved by the Shareholders if such approval is required under the Investment Company Act or the rules and regulations thereunder. The parties hereto may adopt procedures as may be appropriate or practical under the circumstances, and Fund Services may conclusively rely on the determination of the Fund that any procedure that has been approved by the Fund does not conflict

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with or violate any requirement of its Articles of Incorporation or By-Laws, or any rule, regulation or requirement of any regulatory body.

                  SECTION 10. The terms, as defined in this Section, whenever used in this Agreement or in any amendment or supplement hereto, shall have the meanings specified below, insofar as the context will allow.

                  (a) Business Day: The term Business Day shall mean any day an which the Fund is open for business as described in its Prospectus.

                  (b) Shareholders: The term Shareholders shall mean the registered owners from time to time of the Shares, as reflected on the stock registry records of the Fund.

                  (c) Shares: The term Shares shall mean all or any part of each class of the shares of capital stock of the Fund which from time to time are authorized and/or issued by the Fund.

                  SECTION 11. Fund Services shall not be liable for any delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authorities, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riot, or failure of transportation, communication or power supply, except to the extent that Fund Services shall have failed to use its best efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the Fund caused by such circumstances.

                  SECTION 12. The Fund may give Fund Services sixty (60) days and Fund Services may give the Fund ninety (90) days written notice of the termination of this Agreement, such termination to take effect at the time specified in the notice. Upon notice of termination, the Fund may, but is not required to, appoint a successor shareholder inquiry agent. Upon receipt from the Fund of written notice of the appointment of the successor shareholder inquiry agent and related instructions, Fund Services shall, upon request of the Fund and the successor shareholder inquiry agent and upon payment of Fund Services' reasonable charges and disbursements, promptly transfer to the successor shareholder inquiry agent all materials held by Fund Services hereunder and cooperate with, and provide reasonable assistance to, the successor shareholder inquiry agent in the transition to carry out its responsibilities hereunder.

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           SECTION 13. Any notice or other communication required by
or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties.

           Notice to the Fund shall be given as follows until further notice:

                The Southern Africa Fund, Inc.
                1345 Avenue of the Americas
                New York, New York 10105
                Attention: Secretary

           Notice to Fund Services shall be given as follows until further notice:

                Alliance Fund Services, Inc.
                500 Plaza Drive
                Secaucus, New Jersey 07094

           SECTION 14. The Fund represents and warrants to Fund Services that the execution and delivery of this Agreement by the undersigned officer of the Fund has been duly and validly authorized by resolution of the Fund's Directors. Fund Services represents and warrants to the Fund that the execution and delivery of this Agreement by the undersigned officer of Fund Services has also been duly and validly authorized.

           SECTION 15. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and shall become effective as of March 27, 1996, unless otherwise agreed by the parties. Unless sooner terminated pursuant to SECTION 12, this Agreement will continue until January 31, 1997 and will continue in effect thereafter for successive 12 month periods only if such continuance is specifically approved at least annually by the Directors or by a vote of the Shareholders and in either case by a majority of the Directors who are not parties to this Agreement or interested persons of any such party, at a meeting called for the purpose of voting on this Agreement.

           SECTION 16. This Agreement shall extend to and shall bind the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund Services or by Fund Services without the written consent of the Fund, authorized or approved by a resolution of the Fund's Directors. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party so

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long as the assignee is an affiliate, parent or subsidiary of the assigning party and is qualified to act under the Investment Company Act, as amended from time to time.

                  SECTION 17. This Agreement shall be governed by the laws of the state of New York.

                  WITNESS the following signatures:

                                       THE SOUTHERN AFRICA FUND, INC.


                                       By: /s/ Edmund P. Bergan, Jr.
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                                       Title:
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                                       ALLIANCE FUND SERVICES, INC.


                                       By: /s/ George Hrabovsky
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                                       Title:
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